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                              Consent of KPMG LLP                   Exhibit 23.1

The Board of Directors
Telemate.Net Software, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-81443) on Form S-8 of Telemate.Net Software, Inc. of our report dated February 6, 2001 relating to the balance sheets of Telemate.Net Software, Inc. as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Telemate.Net Software, Inc.




KPMG LLP
Atlanta, Georgia
March 29, 2001